EXHIBIT A

                           Circle Group Internet Inc.
                                  Subsidiaries



1.       CGI Capital, Inc.

2.       CGI Total Media, Inc.

3.       CGI Worldwide, Inc.

4.       Veridisc Corporation

5.       On-Line Bedding Corp.